Exhibit 10.7

GALILEO CONTRACT NO. 0180977-00

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made this 6th day of June, 2005 (the “Effective Date”) by and between GALILEO INTERNATIONAL, L.L.C., a limited liability company organized under the laws of the State of Delaware U.S.A., with offices located at 7 Sylvan Way, Parsippany, New Jersey 07054 U.S.A. (“Galileo International”), GALILEO NEDERLAND BV, a company incorporated in The Netherlands and having its registered office at Neptunusstraat 35, 2132JA Hoofddorp, The Netherlands (“Galileo Nederland”), and INTERNET TRAVEL TECHNOLOGY, INC., a corporation organized under the laws of the State of Nevada, with offices at One Harbor Drive, Floor 3; Sausalito, CA 94965 (“Customer”).

1.             DEFINITIONS. The following capitalized terms used in this Agreement shall have the meanings ascribed to them below. Additional terms applicable to specific services provided hereunder shall be defined in the particular schedule attached hereto that sets forth the terms and conditions applicable to such services.

“Anniversary Period” means each consecutive twelve-month period hereunder, commencing from the Contract Effective Date (as defined in Section 9.1).

“Basic Booking Product” means a level of participation in a System under which, at the option of an air carrier, Galileo provides limited functionality.

“CRS Services” means the definition set forth in Section 2.1.

“Documentation” means all operator and user manuals, operating procedures, instructions, guidelines and other materials provided by Galileo to Customer under this Agreement, including in electronic format.

“Galileo” means Galileo International in North America and Galileo Nederland in all regions of the world except North America.

“Guaranteed Payment Feature” means, with respect to air carriers, that the air carrier does not issue tickets, paper or electronic, but instead issues travel authority by way of a ticketless transaction within its host reservation system.

“Hardware” means all hardware (i.e., all equipment; circuits and GTIDS) provided by Galileo under Schedule 2.1 hereto.

“Location” means the premises at which Galileo provides CRS Services to Customer.

“Segment” means a reservation that meets all of the following criteria and is made for the services of an air, car, hotel, cruise or tour vendor that participates in a System at a full service level:

•                    is made by Customer directly via a System

•                    results in a full service participation fee payable by the vendor to Galileo International, Inc. or any of its subsidiaries (“Participation Fee”)

•                    is not speculative, duplicative, fictitious or made solely for the purpose of achieving productivity-based. booking objectives

•                    is not a passive air, car, hotel, cruise or tour booking

•                    with respect to a cruise or tour booking, has been made via LeisureShopper® (U.S. only), including Galileo® e- Cruise, but excluding cruise bookings made via Galileo CruiseSM

•                    with respect to air bookings, a valid ticket or other approved document has been produced in connection with the booking

•                    with respect to an Internet booking, (a) has been made through a pseudo city code included under this Agreement; and (b) has not been made via e-Agent, other than a Galileo e-Cruise booking as identified above

For purposes of this definition “full service level” means the highest base level of participation in the particular System offered to the vendor, and specifically excludes air carriers that utilize the Basic Booking Product and/or Guaranteed Payment Feature. All calculations of Segments under this Agreement will be based solely on Galileo’s records, and cancellations will be deducted from total Segments in all calculations. Further, each Segment made by Customer using LeisureShopper (U.S only) will constitute three Segments. Galileo reserves the right to modify this definition from time to time upon the introduction of new or revised vendor participant offerings.

“Services” means the CRS Services, support and any other products or services provided to Customer by Galileo under this Agreement.

“Software” means all software provided by Galileo under this Agreement.

“System” means a system of computer hardware and software operated by or for Galileo (as amended and updated from time to time during the term of this Agreement), including the Galileo® and Apollo® computerized reservations systems (“CRSs”), which processes data to provide air, car, hotel, tour, cruise and other level-related reservations and services, including air ticketing services.

“Territory” means the countries of the United States, China, Malaysia, the Philippines and any other country agreed by the parties in writing.

2.             PROVISION OF SERVICES.

2.1           CRS Services. Customer has requested and, pursuant to the terms and conditions of this Agreement, Galileo, by itself or through its subsidiaries or affiliates, will provide to Customer within the Territory the hardware, software and System access set forth in Schedule 2.1 (“CRS Services”). At Customer’s request and upon Galileo’s approval, Galileo will deliver and install the Hardware and provide access to the Systems as set forth in Schedule 2.1. Hardware will be provided only after the Customer has, at its own expense, made any construction, wiring or other modifications necessary to install and connect the CRS Services and has otherwise complied with the requirements set forth in Schedule 2.1.

2.2           Other Services. Galileo, or any of its subsidiaries or affiliates wider the common control of Cendant Travel Distribution Services Group, Inc., may provide other services to Customer within the Territory upon Customer’s request, the terms of which will be mutually agreed by the parties and set forth in writing in a schedule to be attached hereto.

3.             CHARGES.

3.1           All payments due hereunder will be paid within thirty (30) days of the reconciliation statement or invoice date, as applicable. Customer shall remit payment for all fees/charges due hereunder by bank wire transfer to the account specified by Galileo from time to time. At the same time that Customer wires its payment to Galileo, Customer shall also fax to Galileo, at the fax number designated by Galileo from time to time, a written statement that includes the following remittance information: Customer name and the date and amount of the wire transfer. Customer will reimburse Galileo for all taxes and other governmental assessments incurred in the provision of Services by Galileo (excluding any tax or other governmental assessment levied upon or measured by the net income of Galileo). Past due balances will accrue interest at the rate of 1 1/2% per month compounded or the maximum rate permitted by law, whichever is less. Payments returned for insufficient funds or any other reason will be assessed Galileo’s current fee therefor.

3.2           All communications concerning disputed invoiced amounts must be made in writing and received by Galileo within 60 days of invoice date to Galileo International, ATTN: Billing Department, 7 Sylvan Way, Parsippany, New Jersey 07054. Any invoice not disputed as specified herein within such 60-day period will be conclusively deemed correct. Customer shall be liable for and agrees to reimburse Galileo for all costs incurred by Galileo to collect any past due amounts which have accrued under the Agreement.

3.3           All charges are subject to change; provided, however, any increases of existing charges will not exceed 10% per calendar year. Galileo reserves the right to charge Customer for new Services and for Services that are currently provided at no charge; provided, however, Galileo may not charge Customer for Services that are expressly waived under this Agreement.

3.4           Unless otherwise stated, all dollar amounts specified herein are in United States Dollars and all payments made hereunder will be made in United States Dollars.

4.             FINANCIAL INCENTIVES

4.1           Signing Bonus. Galileo shall pay to Customer the amount of $50,000.00 (“Signing Bonus”) within sixty (60) days of the execution of this Agreement by both parties.

4.2           Productivity Program. Galileo will provide Customer segment incentives in amounts determined pursuant to the terms and conditions of this Section (“Productivity Program”).

(a)           Each month, Galileo will calculate the total number of Segments made by Customer within the Territory during the prior month. For each Segment made, Galileo will credit Subscriber the amount of $1.65 (“Segment Incentive”).

(b)           Within sixty (60) days of the end of each Anniversary Period, Galileo will calculate the total number of Segments made by Customer within the Territory during the period (“Total Segments”). If Total Segments are greater than 300,000, then Galileo shall pay to Customer for each Segment made as specified in the left-hand column below an amount equal to the corresponding additional segment incentive (“Additional Segment Incentive”) set forth in the right-hand column below.

Total Segments Ranges	Additional Segment Incentive

300,001 – 500,000	$0.15
500,001 or more	$0.30

Galileo Cruise bookings shall be included in calculating Total Segments under this Section 4.l(b), Section 4.1(c) and Section 4.3 below, but in no event will any segment incentive or other financial incentive be paid for Galileo Cruise bookings.

(c)           If at any time during the term of this Agreement Customer achieves the Segment hurdles specified below, then Galileo shall pay to Customer the corresponding one-time lump sum payment set forth below, within sixty (60) days of Customer achieving each such Segment hurdle:

Segment Hurdle	Lump Sum Payment

600,000	$100,000.00
700,000	$50,000.00
800,000	$50,000.00

4.2           On a monthly basis, Galileo will prepare a reconciliation statement that will identify all charges incurred by Customer under this Agreement (“Total Charges”) and the total Segment Incentives earned (“Total Incentives”) for the prior month. If the Total Incentives exceeds the Total Charges, Galileo will pay the difference to Customer; if the Total Charges exceed the Total Incentives, Customer will pay the difference to Galileo. All payments due hereunder will be paid within 30 days of the reconciliation statement date.

4.3           If Total Segments in any Anniversary Period equals less than 240,000, then Customer shall pay to Galileo an amount equal to $0.50 (“Shortfall Fee”) multiplied by the difference between 240,000 and Total Segments; provided, however, (i) notwithstanding anything to the contrary, Customer shall have no further obligation for any Shortfall Fees hereunder once Customer has made 1,200,000 Segments within the Territory during the term of this Agreement, commencing from the Contract Effective Date (the “Shortfall Segment Goal”). Solely in connection with the first Anniversary Period, Total Segments will be doubled (“Doubled Total Segments”) for purposes of determining whether any Shortfall Fees are due under this Section 4.3, and such Doubled Total Segments will be applied toward the Shortfall Segment Goal. For example, if Total Segments in the first Anniversary Period equals 200,000, then Doubled Total Segments equals 400,000. Since Doubled Total Segments are greater than 240,000, Customer shall not have any obligation for Shortfall Fees in the first Anniversary Period, and the 400,000 Doubled Total Segments shall be applied toward the Shortfall Segment Goal.

4.4           In the event that, as a result of cancellations, Customer’s total number of Segments during a month is negative, then Customer will pay to Galileo an amount equal to the Segment Incentive multiplied by such quantity of negative Segments, and the result thereof shall be added to the Total Charges. Galileo may elect to offset a portion or all of the financial incentives to be paid by Galileo to Customer hereunder by any amounts with respect to which monies are due by Customer under any agreement between Customer and Galileo or any of Galileo’s parents, subsidiaries or affiliates.

5.             MATERIAL REVENUE CHANGE.

5.1           In the event of any change to the Participation Fee, which would result in an annualized average booking fee revenue decrease of 10% or more (“Fee Change”), the parties will use best efforts to negotiate appropriate modifications to the terms of this Agreement. Galileo will notify Customer of the Fee Change and the effective date of the Fee Change (“Fee Change Effective Date”), and the parties shall, within 90 days of the date of Galileo’s notice, execute an amendment to this Agreement evidencing the modifications. The parties acknowledge that the modifications shall become effective as of the Fee Change Effective Date, unless otherwise mutually agreed upon.

5.2           Galileo may suspend all financial incentive payments under this Agreement and Customer may suspend its payment of the charges hereunder from the Fee Change Effective Date until the effective date of the aforementioned amendment or expiration of the 90-day notice period, whichever first occurs. If the parties are unable to reach agreement within such 90-day period, then (i) commencing on the Fee Change Effective Date and continuing thereafter for the term of this Agreement, Galileo may reduce the financial incentives under this Agreement by the amount of the Fee Change; and (ii) either party may terminate this Agreement for convenience, whereby neither party will be further obligated hereunder, except that (x) Galileo will pay Customer any financial incentive payments that were suspended, subject to an adjustment equivalent to the Fee Change; and (y) Customer will pay all charges that accrued prior to the termination, including any Shortfall Fees for the then-current Anniversary Period, based on an annualized accounting of the Segments made by Customer during such partial Anniversary Period.

5.3           Notwithstanding the terms of the preceding paragraph, Galileo may, at any time prior to execution of an amendment as contemplated in Section 5.1 above, or termination of this Agreement as described In Section 5.2 above, withdraw its request to negotiate the terms of this Agreement, in which case all terms of this Agreement shall remain in full force and effect.

6.             OWNERSHIP OF PROPRIETARY DATA AND SOFTWARE; USE OF SERVICES.

6.1           Customer acknowledges and agrees that the license of any Software to Customer hereunder is a limited right to use such Software and does not constitute a sale of such software to Customer. Customer has no ownership, right or title in or to any Services, and may not remove identifying marks from the Services or subject same to any lien or encumbrance.

6.2           All right, title and interest in and to all third party software or any other proprietary software provided to Customer by Galileo, and to all modifications or enhancements to said software, associated documentation, and other work product of Galileo or a third party provided to Customer in connection with the Services provided hereunder, including, but not limited to, any object code, source code, flow charts, documentation and any other materials developed under this Agreement and any modifications or enhancements thereto and all applicable patents, copyrights, trademarks and trade secrets and other Intellectual property rights including translations, compilations, partial copies with modifications and derivative works are and shall remain the sole and exclusive property of Galileo or the third party software manufacturer. Customer shall not assign, sublicense, transfer, pledge, lease, rent or share rights under any license agreement provided hereunder, unless expressly permitted under such license agreement. Customer shall maintain the software licensed hereunder in confidence, take reasonable steps to prevent unauthorized copying or disclosing, and treat the software licensed hereunder as confidential information of Galileo.

6.3           Customer will utilize the Services strictly in accordance with the Documentation. Prohibited uses include, but are not limited to, making speculative, duplicative or fictitious bookings, and any other use which is not in accordance with the provisions of this Agreement and the Documentation. Customer will limit access to the Services to its employees, agents and contractors having a need for such access (each an “Authorized User”) and may not disclose or make the Services, including System displays, available to any other third party, or train any other third party in the operation of the Services. Customer is responsible for ensuring that the Authorized Users adhere to all terms of this Agreement and shall be liable to Galileo in the event that an Authorized User violates any term of the Agreement. Galileo or its agent shall have the right, upon Customer’s approval, which approval shall not be unreasonably withheld, to enter upon any Location during normal business hours for the purpose of (i) monitoring, inspecting, or repairing the Hardware; (ii) monitoring the users’ operation of the Services; and (iii) removing the Services, at Customer’s expense, upon expiration or any termination of this Agreement.

6.4           Customer may not copy, reproduce or duplicate the Software or Documentation or any portion thereof, except to the extent reasonably necessary for backup purposes. Customer may not modify, alter, disassemble, reverse assemble, reverse compile, or reverse engineer the Software or any portion thereof. The Software is the proprietary information and trade secret of Galileo or its licensors. All Licenses for Software terminate upon expiration or any termination of the Agreement.

6.5           Galileo may enhance, modify or replace (collectively “Update”) any of the Services at any time. If Customer elects to use an Update, such use shall constitute its agreement to abide by the terms and conditions pertaining to such use as established by Galileo. Customer acknowledges that there may be instances where Customer is required by Galileo to use an Update; provided however, in such event, Galileo agrees that there shall be no additional charge to Customer for its use of such Update. Customer acknowledges that during the term of this Agreement the functionality of selling cruises via LeisureShopper and Galileo e-Cruise may be moved entirely to the Galileo Cruise product.

6.6           Customer shall install up-to-date computer virus detection software on all Galileo-provided and Customer-provided hardware, and maintain such virus detection software, at its expense.

7.             PRODUCTS NOT PROVIDED BY GALILEO. Galileo has no liability whatsoever with respect to any product that is not provided by Galileo and in used by Customer in conjunction with the Services (“Third Party Product”). Customer shall indemnify and hold harmless Galileo for all liabilities, costs and expenses resulting from or related to a Third Party Product if Customer’s use of a Third Party Product adversely affects the use of a System by other customers of Galileo, then Galileo may require that Customer discontinue its use of such Third Party Product until it can demonstrate that it has resolved the adverse effect. Furthermore, Galileo shall have no liability to Customer whatsoever if Customer’s use of a Third Party Product proximately causes the failure of performance under Section &2(a)(iii) below. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, GALILEO MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THIRD PARTY PRODUCTS.

8.             REPRESENTATIONS AND WARRANTIES.

8.1           Mutual Representations and Warranties. Each Party hereby represents and warrants as follows:

(a)           It is duly organized and validly existing under the laws of the place of its establishment and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)           It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

(c)           This Agreement is a legal and valid obligation binding upon it and enforceable according to its terms. The execution, delivery and performance of this Agreement does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.

8.2           Additional Representations and Warranties of Galileo.

(a)                                  Galileo represents and warrants that:  (i) it is the sole owner of, or otherwise has sufficient rights to, the Software; (ii) it has the right to provide the Services to Customer; and (iii) it shall use commercially reasonable efforts to maintain the availability of the Systems.

(b)                                 The warranty set forth in Section 8.2(a) shall be pull and void to the extant Customer (i) fails to use the Services in accordance with the Documentation and this Agreement; (ii) fails to use required Updates; (iii) make any change to the Services not authorized by Galileo; or (iv) uses a Third Party Product not authorized by Galileo.

(c)                                  THE WARRANTIES SET FORTH IN THIS SECTION 8 ARE THE ONLY WARRANTIES MADE BY GALILEO UNDER THIS AGREEMENT IN CONNECTION WITH THE SERVICES TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, GALILEO EXPRESSLY DISCLAIMS, AND CUSTOMER HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, GALILEO DOES NOT WARRANT THAT THE SERVICES WILL MEET CUSTOMER’S REQUIREMENTS OR WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ERRORS WILL BE CORRECTED, GALILEO’S LIMITED WARRANTIES ARE IN LIEU OR ALL LIABILITIES OR OBLIGATIONS OF GALILEO FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE SERVICES PROVIDED UNDER THIS AGREEMENT.

(d)                                 Subject to Section 8.2(b) above, in the event of a claim by a third party against customer due solely to an alleged breach of a warranty set forth in Section 8.2(a)(i) or 8.2(a)(ii), Galileo will indemnify, defend and hold harmless Customer against such claim; provided that (a) Customer notifies Galileo of such claim within 30 days after it becomes aware the claim; (b) Galileo controls the defense and settlement of such claim; and (c) Customer cooperates in Galileo’s defense of the claim. Furthermore, if Galileo is found to be in breach of a warranty set forth in Section 8.2(a), Galileo shall, at its option and expense, modify or replace the component of the Services causing the breach or, in the case of a breach of Section 8.2(a)(i) or 8.2(a)(ii), may instead obtain for Customer the right to continue to use such component of the Services.

(e)                                  The remedies available under this Section 8 are exclusive of any other remedy provided for in this Agreement or any other remedy, now or hereafter existing at law, in equity, by statute or otherwise for breach of Section 8.2 (a).

8.3                                 Additional Representations and Warranties of Customer. Customer represents and warrants to Galileo as follows:

(a)                                  Each Location is owned or controlled by it and that it has the authority to enter into this Agreement on behalf of each such Location; and

(b)                                 No written or oral representation or warranty made or information furnished by it to Galileo contains any untrue statement or omission of material fact.

9.             TERM; TERMINATION.

9.l                                    This Agreement will commence on June 1, 2005 (the “Contract Effective Date”) and will expire on May 31, 2010.

9.2                                 Termination by Galileo. Galileo shall have the right to terminate this Agreement by providing to Customer a written “Notice of Termination for Default” in the event of, and specifying one or more of, the following causes or circumstances:

(a)                                  If Customer fails to cure a breach of any material provision of this Agreement within thirty (30) days of notice of the breach from Galileo, except in any instance where a cure is impossible, or in connection with Section 9.2(d) below, in which case Galileo may terminate the Agreement immediately;

(b)                                 In the event Customer terminates or suspends its business;

(c)                                  In the event that Customer avails itself of or becomes subject to any bankruptcy proceeding relating to insolvency or the protection of creditors, and such proceeding is not dismissed within ninety (90) days from its commencement; or

(d)                                 In the event Customer is in breach of the confidentiality obligations under this Agreement.

9.3                                 Termination by Customer. Customer shall have the right to terminate this Agreement by providing to Galileo a written “Notice of Termination for Default” in the event of, and specifying one or more of, the following causes or circumstances;

(a)                                  If Galileo fails to cure a breach of any material provision of this Agreement within thirty (30) days of notice of the breach from Customer, except in any instance where a cure is impossible, or in connection with Section 9.3(d) below, in which case Customer may terminate the Agreement immediately;

(b)                                 In the event Galileo terminates or suspends its business;

(c)                                  In the event that Galileo avails itself of or becomes subject to any bankruptcy proceeding relating to insolvency or the protection of creditors, and such proceeding is not dismissed within ninety (90) days from its commencement; or

(d)                                 In the event Galileo is in breach of the confidentiality obligations, under this Agreement.

10.                               FORCE MAJEURE.  Neither party shall be liable to the other party for nonperformance of this Agreement if the nonperformance is caused by events or conditions beyond that party’s control and that party gives prompt notice under Section 14.1 and makes all reasonable efforts to perform.

11.                               CONFIDENTIALITY.  Neither party shall disclose the trade secrets and proprietary and confidential information of the other party, including, but not limited to, the provisions of this Agreement, except Galileo may share Customer’s trade secrets and proprietary and confidential information and the terms of this Agreement as necessary to its subsidiaries and affiliates providing Services hereunder, and either party may share the terms of this Agreement with its accountant and attorney strictly on a need-to-know basis. Neither party shall use the product names or logos of the other party in brochures, proposals, contracts or other publicly disseminated materials without first securing the other party’s written approval. Galileo shall not use the data entered into a System to influence any passenger’s choice of travel vendor or travel agency or to cause Customer’s customers to deal directly with Galileo, a travel vendor or another travel agency.

12.                               INDEMNIFICATION.

12.1                           Each party (“Indemnitor”) shall indemnify and hold harmless the other party, its parents, subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns (each an “Indemnitee), against and from third party liabilities, including reasonable attorneys’ fees, costs and expenses incident thereto, which may be incurred by an Indemnitee solely by reason of any injuries or deaths of persons, or the loss of, damage to, or destruction of property, arising out of or in connection with any act, failure to act; error or omission of the indemnitor, its officers, directors, employees, agents or subcontractors in the performance or failure of performance of its obligations under this Agreement.

12.2                           Customer shall indemnify and hold harmless Galileo, its parents, subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns, against and from any and all third party liabilities, including reasonable attorneys’ fees, costs and expenses incident thereto, which may be incurred by Galileo solely as a result of Customer’s use of the Services, including, without limitation, fraudulent bookings, unintended errors, or incorrect information.

13.          LIMITATION OF LIABILITY.  IN NO EVENT SHALL GALILEO BE LIABLE TO CUSTOMER, ITS

EMPLOYEES, AGENTS OR ANY OTHER PERSONS FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL,

SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES, INCLUDING WITHOUT LIMITATION LOSS OF

USE, LOSS OF OR DAMAGE TO RECORDS OR DATA, COST OF PROCUREMENT OF SUBSTITUTE GOODS,

SERVICES OR TECHNOLOGY, REVENUE AND/OR PROFITS, SUSTAINED OR INCURRED REGARDLESS OF

THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, INCLUDING WITHOUT

LIMITATION NEGLIGENCE, STRICT LIABILITY, INDEMNITY OR OTHERWISE, AND WHETHER OR NOT

SUCH DAMAGES WERE FORESEEN OR UNFORESEEN AND REGARDLESS OF WHETHER GALILEO HAD

RECEIVED NOTICE OR HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN, OF THE POSSIBILITY

OF SUCH DAMAGES OR LOSSES. IN NO EVENT SHALL GALILEO BE LIABLE FOR ANY CLAIM THAT

AROSE MORE THAN ONE (1) YEAR PRIOR TO THE INSTITUTION OF SUIT THEREON.

14.          MISCELLANEOUS.

14.1         Notices.  All notices and requests in connection with this Agreement shall be given or made to the respective parties in writing and shall be deemed to be given as of the day they are received either by messenger or delivery service, or when deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested or by signed facsimile transmission with proof of transmission, and addressed as follows:

Galileo:                                                    Galileo International
7 Sylvan Way
Parsippany, New Jersey 07054 U.S.A.

ATTN: Legal Department – Contract Notices

Fax (973) 496-6160

Customer:                                          Internet Travel Technology, Inc.
One Harbor Drive, Floor 3
Sausalito, California 94965

Fax: (415) 289-4298

Notice also may be delivered as indicated above to such other address as a party hereto designates in writing to the other party.

14.2         Billing Contact.  For purposes of billing, all invoices to Customer should be directed to Customer’s billing contact specified in the Customer Profile attached hereto.

14.3         Entire Agreement: Interpretation.  This Agreement is the complete and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to such subject matter which may have been agreed or discussed by the parties prior to execution of this Agreement, excluding amounts due Galileo which may have accrued under a prior agreement. This Agreement may not be modified or altered except by a written instrument duly executed by authorized representatives of each of the parties hereto. Unless expressly provided otherwise, in the event of any conflict or difference between this Agreement and any schedule attached hereto and incorporated herein, the terms and conditions of the applicable schedule shall prevail.

14.4         Assignment.  Customer may not assign, without the express prior written consent of Galileo, its rights, duties or obligations under this Agreement to any person or entity, in whole or in part. Customer agrees that Galileo shall have the right to assign its rights, duties or obligations under this Agreement to any person or entity, in whole or in part, as long as the assignee is capable of adequately performing the rights and duties so assigned, as provided for herein.

14.5         No Waiver.  No delay or failure of either party in exercising any rights hereunder, and no partial or single exercise thereof, shall be deemed to constitute a waiver of such rights or any other rights hereunder.

14.6         Enforceability.  If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby and shall continue in full force and effect. To the extent that any provision hereof is deemed to be unenforceable under applicable law, it shall be replaced by an enforceable provision to the same or nearest possible equivalent effect.

14.7         Captions.  The captions herein are for convenience of reference only and shall not limit, extend or otherwise affect the meaning hereof.

14.8         Governing Law.  This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of New York, except for its conflict of law principles. The parties hereby consent to jurisdiction and venue in the federal or state courts located in New York County, New York. It is expressly agreed by the parties hereto that this Agreement shall not be governed by the provisions of the Convention on International Sale of Goods. In any action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

14.9         Sections 6, 7, 8, 9, 11, 12, 13 and 14 and Sections 4 and 6 of Schedule 2.1 shall survive the termination or expiration of this Agreement or such Schedules, as applicable.

By signing below the parties acknowledge their acceptance of the terms and conditions of this Agreement and its attachments.

GALILEO INTERNATIONAL, L.L.C.		GALILEO NEDERLAND BV

By:	/s/ Elizabeth Carisone	By:	/s/ Philip [ILLEGIBLE]

Name:	Elizabeth Carisone	Name:	Philip [ILLEGIBLE]

Title:	VP Finance	Title:	GVP Finance

Date:	06/23/05	Date:	14/6/01

INTERNET TRAVEL TECHNOLOGY, INC.

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]

Title:	CEO

Date:	06/06/05

Schedule 2.1

CRS SERVICES

1.             DEFINITIONS:

In addition to the terms defined elsewhere in this Agreement, the following capitalized terms, when used herein, shall have the following meanings:

“Services Summary” means the attachment hereto that identifies the CRS Services to be provided by Galileo to Customer in accordance with the terms of the Agreement and this Schedule.

“Transaction” means a message accessing a System that is transmitted by Customer.

2.             ADDITIONAL SERVICES:

At Customer’s request and upon Galileo’s approval, Galileo may provide additional Services.  Additional Services are set forth in the Additional Services Attachment(s) by country, if applicable.

3.             PRODUCT-SPECIFIC PROVISIONS:

The following provisions shall apply when Customer elects to license the product specified or operate in the manner specified.

A.   Customer-Provided Communications Access.  If Customer elects to access a System via its own internet communications method (“User Access”), such as DSL, dial-up phone line, ISDN or cable access, then Customer is responsible for obtaining, installing, supporting, and maintaining all components of the User Access and paying all charges assessed by the communications provider. Customer acknowledges that, in order to minimize unauthorized access to the System and the data contained therein, Galileo recommends that Customer establish a firewall, in which case Customer shall configure such firewall in accordance with documentation supplied by Galileo at Customer’s request. Customer further acknowledges that accessibility and response times may vary, depending upon the capacity and connectivity of its selected communications provider. Galileo shall license to Customer the appropriate Software for each Location, but shall have no responsibility whatsoever with respect to the User Access, including, but not limited to, the performance or reliability of the User Access.

B.   Customer-Provided Equipment.   If Customer elects to install and use its own hardware and local area network (LAN) operating environment to access a System, then the following shall apply:

(i)                Customer may copy the applicable Software for its internal use only and may install it on an unlimited number of Customer workstations.  The number of users who may concurrently access the System at a Location is equal to the number of global terminal identifiers (“GTID’s”) licensed by Customer from Galileo for that Location, as set forth on the Services Summary.

(ii)             Customer is responsible for obtaining, implementing, installing, supporting, and maintaining the LAN, the LAN operating system, the workstation operating system, and all hardware and other software required to utilize the CRS Services, but which is not provided by Galileo, and for all expenses related thereto.  At Customer’s request and upon Galileo’s approval, support services for the foregoing may be available from Galileo, at Customer’s expense.

C.   Remote Users.   If Customer elects to allow employees or clients (“Remote Users”) to access a System from a remote location via User Access, as defined in Section 3.A above, then, in addition to the terms set forth in Section 3.A, the following shall apply.

(i)                Customer must ensure that each Remote User secures the appropriate hardware and software necessary to access the System in accordance with the Documentation.

(ii)             Customer is responsible for (a) installing the applicable Software; (b) training each of its Remote Users; and (c) ensuring that all Remote Users have adequate expertise in all areas of the System functionality necessary to utilize the Software.  In addition, Customer must obtain, install and configure its selected browsing and e-mail packages.  Galileo will not provide Remote Users any training or support.

(iii)          Galileo reserves the right to discontinue Remote Users’ access to the System upon 30 days’ prior written notice to Customer.

D.   Second PVC.   If Customer desires a second PVC (permanent virtual circuit) for non-System transactions, including, but not limited to, Internet access and email (collectively, “value-added services” or “VAS”) transactions, then the following shall apply.

(i)                Customer is responsible for acquiring the software and other products required to meet Customer’s needs for VAS functionality and for all expenses related thereto.

(ii)             Customer expressly acknowledges that Galileo’s support responsibility is limited to the communications line.  Galileo has no liability whatsoever with respect to Customer’s use of VAS, including, but not limited to, access to the Internet, email functionality, other software used by Customer, and computer viruses.

(iii)          Customer shall advise Galileo of the committed information rate (CIR) it desires.  If, due to increased usage or other reasons, Customer elects to increase the CIR, Galileo will provide such increased CIR subject to Customer’s agreement to the applicable increase in charges.

E.    Selective Access/Global Access.   Galileo will license to Customer Selective Access and, if desired, Global Access, whereby Customer may authorize another Galileo Customer to access the client records entered into the System by Customer; provided, however, Galileo shall have no responsibility or liability whatsoever with respect to such authorization or access.

4.             RISK OF LOSS:

Customer accepts full responsibility for loss of or damage to the Hardware and, in the event of any such loss or damage, Customer must pay Galileo the insurance value therefor, as specified on the Services Summary.

5.             HARDWARE SERVICES:

Galileo will provide repair and maintenance services for the Hardware.  Customer is prohibited from performing repair and maintenance on the Hardware itself or through a third party.  Customer may not install third-party devices within the Hardware.  Customer shall be responsible for all costs and expenses of repair required for any reason other than ordinary, authorized use.  Customer may not disconnect the CRS Services without Galileo’s prior consent.

6.             TERM; TERMINATION:

6.1 The term of this Agreement for Locations added to this Agreement subsequent to the Contract Effective Date, with Galileo’s consent, will commence on the first day of the month in which the Services are installed and shall expire 60 months thereafter; provided, however, the term for Locations added within the first 36 months of this Agreement will expire May 31, 2010.  The term of this Agreement for Services added to existing Locations will commence on the first day of the month in which the Services are installed and will expire concurrently with the term for the Location at which they are added.

6.2 If Customer is in breach of any of its material obligations under the Agreement and/or this Schedule, then, without prejudice to any other rights or remedies of Galileo, all or any of Customer’s rights under

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this Agreement in connection with the CRS Services may, at the option of Galileo, be terminated, reduced or restricted.

6.3 If Galileo terminates the Agreement pursuant to Section 9.2, or if Customer terminates the Agreement other than pursuant to Section 9.3, then Customer shall pay to Galileo liquidated damages as follows: (i) the remainder, if any, of the Shortfall Segment Goal minus total Segments made by Customer within the Territory during the term of the Agreement, with the result thereof multiplied by the Shortfall Fee; plus (ii) 80% of the product of the total amount of Variable Charges billed during the month preceding termination multiplied by the number of months remaining under the term of this Agreement; plus (iii) reimbursement of all amounts waived or discounted by Galileo prior to the termination; plus (iv) Galileo’s then-current Deinstallation Charge for removal of Services; plus (v) all past due amounts which have accrued under this Agreement.

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ADDITIONAL SERVICES ATTACHMENT – U.S.

This Additional Services Attachment (U.S.) sets forth various charges (“Variable Charges”) that may apply to Customer based on its use of the System, products, features and services, requested projects, and various other items (collectively, “Additional Items”).  These Variable Charges are assessed monthly, unless otherwise specified.  New or revised Additional Items may be offered to Customer from time to time.  Customer’s use of or request for an Additional Item will constitute its agreement to pay the associated Variable Charges and to follow the procedural guidelines established by Galileo.  Galileo may discontinue its provision of any Additional Item upon written notice to Customer.  For purposes of this Attachment, the term “pseudo” means the unique alpha/numeric designator(s) assigned by Galileo for a Location.

TICKETING TRANSMISSIONS (AGENCY)*		$0.30 each

(home office location and branches)

TICKETING TRANSMISSIONS (STP)* (satellite ticket printer locations)		$0.30 each

*On a monthly basis, per Location, Galileo will calculate the total number of transmissions resulting in each of the following: tickets (including electronically transmitted tickets or entitlements), boarding passes, itineraries, invoices (including those utilizing the Ticket Invoice Numbering System “TINS”), and machinable interface records. The greatest quantity of transmissions for one of these items will be assessed the $0.30 each charge.

PRO-FILESTM - 50 per pseudo per month at no charge; thereafter:		$0.0336 each

PREVIEW PLUSTM
Demand Mode		$10.00 per request
Quick Return Mode		$6.00 per request
Batch Mode	n/c

PRINT QUEUE		$5.00 per request

GROUPMANAGERTM TICKET SUMMARY REPORT		$50.00 per pseudo

PAST DATE QUICKTM (maximum $60.00 per month, per pseudo)		$10.00 per record

SELECTIVE ACCESSTM
One-Time Fee		$200.00
Customized Permission Record		$1.00 each

GLOBAL ACCESSTM	$	n/c

VIEWPOINTTM MAPPING
One-Time Fee		$595.00 per Location
Monthly Fee		$17.00 per Location

TELECHECK